EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
FLIR Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-95248, 333-102992, 333-125822, 333-160127, 333-169748, 333-176972 and 333-206204) on Form S-8 and No. 333-176311 on Form S-3 of FLIR Systems, Inc. of our reports dated February 26, 2016, with respect to the consolidated balance sheets of FLIR Systems, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of FLIR Systems, Inc.

/s/ KPMG LLP

Portland, Oregon
February 26, 2016